Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2020

HONOLULU, HAWAII, August 11, 2020 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported a net loss of $3,456,000, or $0.42 per share, and $5,384,000, or $0.65 per share, for the three and nine months ended June 30, 2020, respectively, as compared to a net loss of $1,365,000, $0.16 per share, and $8,090,000, $0.98 per share, for the three and nine months ended June 30, 2019, respectively.
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “The $2,091,000 increase in the loss for the three months ended June 30, 2020 as compared to last year’s three months ended June 30, 2019 was due to a $2,689,000 non-cash impairment of our oil and natural gas properties due to the lower oil prices in 2020 compared to 2019, which was partially offset by an increase in operating results at our contract drilling segment of $608,000.  Oil and natural gas operating results before consideration of the above-mentioned non-cash impairment declined from a $265,000 operating loss to a $523,000 operating loss due primarily to a 67% decline in oil prices received by the Company, even though oil production increased by 26% (or 7,000 barrels) for the three months ended June 30, 2020. Our average oil price received for the three months ended March 31, 2020 was $17.24 per barrel and has since recovered to a price closer to our average year-to-date price of $33.62 per barrel.

“The $2,706,000 decrease in the loss for the nine months ended June 30, 2020 as compared to last year’s loss for the nine months ended June 30, 2019 was due to a $2,600,000 increase in Barnwell’s contract drilling segment operating profit due to increased drilling activity; a $1,336,000 gain, before taxes, in the current period from the sale of the Company’s leasehold interest in a storage yard in Honolulu, whereas there was no such gain in last year’s period; a $968,000 improvement in Barnwell’s oil and natural gas segment operating results, before impairments and income taxes, due primarily to a 19% (or 18,000 barrels) increase in oil production, partially offset by a $1,913,000 increase in the non-cash impairment of our oil and natural gas properties; and a $414,000 increase in general and administrative expenses due to increased legal, proxy solicitation and proxy advisory costs. The significantly increased operational activity that has led to our fiscal 2020’s three and nine month periods increased contract drilling segment operating results has declined since June 30, 2020, as a significant well drilling job is nearing completion and revenues at the contract drilling segment are anticipated to decline as compared to recently completed quarters.

“We are pleased to report that in early August 2020, Kaupulehu Developments received two percentage of sales payments totaling $325,000 from the sale of two lots within Phase II of Increment I, indicating renewed developer lot sales activity at Kaupulehu. Financial results from the receipt of these payments will be reflected in Barnwell’s quarter ending September 30, 2020.  Additionally, Barnwell’s working capital was $1,691,000, including cash and cash equivalents of $4,106,000, at June 30, 2020.”
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues	$ 3,984,000	$ 3,409,000	$ 13,416,000	$ 8,967,000

Net loss attributable to Barnwell Industries, Inc.	$ (3,456,000)	$(1,365,000)	$ (5,384,000)	$(8,090,000)

Net loss per
share – basic and diluted	$ (0.42)	$ (0.16)	$ (0.65)	$ (0.98)

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160